Exhibit 10.1

4 West 4th Ave. Suite 400 San Mateo, CA 94402	(650) 458-2670 Tel. (415) 875-7075 Fax

November 2, 2012

Darlene Horton, M.D.

[ADDRESS]

Dear Dr. Horton:

Reference is made to the letter agreement dated on or about August 3, 2012 (the “Agreement”), between you and Nile Therapeutics, Inc. ( “Nile” or the “Company”). This letter agreement is intended to confirm our recent discussions concerning amending the terms of your employment with the Company, as follows:

1.	Deferral of Base Salary. Paragraph 2 of the Agreement shall be amended and restated in its entirety, as follows:

“2.	Beginning with the Commencement Date and until a Compensation Adjustment Event (as defined below) has occurred, your monthly base salary (the “Base Salary”) will be $28,314, payable in accordance with Nile’s normal payroll procedures. However, notwithstanding the preceding sentence, commencing November 1, 2012, the Company shall only be obligated to pay to you $100 of such monthly Base Salary, and you agree that the balance of the Base Salary (the “Deferred Salary”) shall be deferred and become payable to you, if ever, upon completion of an Interim Financing Event (as defined below) prior to December 31, 2013 and subject to your continued employment with the Company.

In addition, if the Company completes a Change of Control Transaction prior to the date of a Compensation Adjustment Event, and your employment is terminated by the Company (or any successor entity) without “cause” during the period beginning on the effective date of the Change of Control Transaction and ending on the six-month anniversary of such effective date, then you will be entitled to receive a cash payment equal to 5% of the applicable Change of Control Proceeds (defined below).”

2.	Definition. A definition of “Interim Financing Event” shall be added as Subparagraph 8(e) of the Agreement, as follows:

“(e)	“Interim Financing Event” means the consummation on or before December 31, 2013, of one or more transactions pursuant to which the Company shall have received, whether by a financing, strategic transaction or another means (or any combination thereof), an aggregate of at least $1,000,000 in gross proceeds. For the avoidance of doubt, a Compensation Adjustment Event or a Change of Control Transaction shall constitute an Interim Financing Event provided it otherwise satisfies the conditions described in the preceding sentence.”

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3.	Miscellaneous. All capitalized terms used but not defined in this letter agreement shall have the meanings given to such terms in the Agreement. Except as modified by this letter Agreement, all other terms and conditions of the Agreement are hereby confirmed and shall continue in full force and effect.

If you find the foregoing acceptable, please kindly so indicate by executing and dating the attached copy of this Letter in the space provided and returning a copy to me before that time.

Very truly yours,

NILE THERAPEUTICS, INC.

/s/ Pedro Granadillo
Pedro Granadillo
Chairman, Compensation Committee of the
Board of Directors

Agreed and accepted this

5th day of November, 2012:

/s/ Darlene Horton, M.D.

Darlene Horton, M.D.

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